Exhibit 99.1
PCB Bancorp Reports Earnings of $7.5 million for Q2 2023
Los Angeles, California - July 27, 2023 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank (the “Bank”), today reported net income of $7.5 million, or $0.52 per diluted common share, for the second quarter of 2023, compared with $10.3 million, or $0.70 per diluted common share, for the previous quarter and $9.1 million, or $0.60 per diluted common share, for the year-ago quarter.
Q2 2023 Highlights
•Net income totaled $7.5 million, or $0.52 per diluted common share, for the current quarter;
•Recorded a provision (reversal) for credit losses(1),(2) of $197 thousand for the current quarter compared with $(2.8) million for the previous quarter and $(109) thousand for the year-ago quarter;
•Allowance for Credit Losses (“ACL”)(1) on loans to loans held-for-investment ratio was 1.17% at June 30, 2023 compared with 1.18% at March 31, 2023 and 1.15% at June 30, 2022;
•Net interest income was $21.7 million for the current quarter compared with $22.4 million for the previous quarter and $21.4 million for the year-ago quarter. Net interest margin was 3.55% for the current quarter compared with 3.79% for the previous quarter and 4.01% for the year-ago quarter;
•Gain on sale of loans was $769 thousand for the current quarter compared with $1.3 million for the previous quarter and $2.0 million for the year-ago quarter;
•Total assets were $2.56 billion at June 30, 2023, an increase of $55.8 million, or 2.2%, from $2.50 billion at March 31, 2023, an increase of $136.3 million, or 5.6%, from $2.42 billion at December 31, 2022, and an increase of $211.8 million, or 9.0%, from $2.34 billion at June 30, 2022;
•Loans held-for-investment were $2.12 billion at June 30, 2023, an increase of $30.0 million, or 1.4%, from $2.09 billion at March 31, 2023, an increase of $76.4 million, or 3.7%, from $2.05 billion at December 31, 2022, and an increase of $289.4 million, or 15.8%, from $1.83 billion at June 30, 2022; and
•Total deposits were $2.19 billion at June 30, 2023, an increase of $46.5 million, or 2.2%, from $2.14 billion at March 31, 2023, an increase of $142.2 million, or 7.0%, from $2.05 billion at December 31, 2022, and an increase of $190.6 million, or 9.5%, from $2.00 billion at June 30, 2022.
“I am pleased with our solid results in the second quarter,” said Henry Kim, President and Chief Executive Officer. “In spite of the challenging macroeconomic environment, our continued focus on maintaining fundamentals in our institution provided stable level of liquidity, robust capital, and strong asset quality.”
“During the second quarter, our cash and cash equivalents to total assets increased to 8.7% of total assets and our deposit balances increased $46.5 million, or 2.2%. Several days after June 30, 2023, we established Borrower-in Custody Program with Federal Reserve Bank that provided an additional borrowing capacity of $268.9 million. Such additional borrowing capacity in combination of other borrowing capacities and cash and cash equivalent would have covered approximately 117.1% of deposits not covered by deposit insurance compared with 91.1% without the additional borrowing capacity at June 30, 2023.”
“Tangible common equity per share increased to $18.94 and our total capital ratio was 17.57%. Our loan balance increased 1.4% to $2.12 billion compared with $2.09 billion at March 31, 2023, and our asset quality continues to be strong with non-performing assets to total asset ratio of 0.15% and classified assets to total assets ratio of 0.27%.”
“Our commitment to deliver exceptional service with precise banking products to our customers and the opportunities to expand our geographical footprint gives us motivation to be excited about our prospects for continued growth in the second half of 2023 and beyond,” concluded Kim.
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(1)     Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 in this release.
(2)    Provision for credit losses on off-balance sheet credit exposures of $36 thousand and $38 thousand, respectively, for the year-ago quarter and previous year-to-date period were recorded in Other Expense on Consolidated Statements of Income (Unaudited).

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Six Months Ended
	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Net income	$7,477	$10,297	(27.4)%	$9,092	(17.8)%	$17,774	$19,332	(8.1)%
Diluted earnings per common share	$0.52	$0.70	(25.7)%	$0.60	(13.3)%	$1.22	$1.27	(3.9)%

Net interest income	$21,717	$22,414	(3.1)%	$21,351	1.7%	$44,131	$41,344	6.7%
Provision (reversal) for credit losses (1)	197	(2,778)	NM	(109)	NM	(2,581)	(1,300)	98.5%
Noninterest income	2,657	3,021	(12.0)%	3,648	(27.2)%	5,678	8,934	(36.4)%
Noninterest expense	13,627	13,754	(0.9)%	12,245	11.3%	27,381	24,316	12.6%

Return on average assets (2)	1.19%	1.69%		1.65%		1.44%	1.78%
Return on average shareholders’ equity (2)	8.82%	12.46%		12.48%		10.62%	14.13%
Return on average tangible common equity (“TCE”) (2),(3)	11.08%	15.70%		13.85%		13.35%	14.92%
Net interest margin (2)	3.55%	3.79%		4.01%		3.67%	3.94%
Efficiency ratio (4)	55.91%	54.08%		48.98%		54.97%	48.36%

($ in thousands, except per share data)	6/30/2023	3/31/2023	% Change	12/31/2022	% Change	6/30/2022	% Change
Total assets	$2,556,345	$2,500,524	2.2%	$2,420,036	5.6%	$2,344,560	9.0%
Net loans held-for-investment	2,097,560	2,067,748	1.4%	2,021,121	3.8%	1,811,939	15.8%
Total deposits	2,188,232	2,141,689	2.2%	2,045,983	7.0%	1,997,607	9.5%
Book value per common share (5)	$23.77	$23.56		$22.94		$22.36
TCE per common share (3)	$18.94	$18.72		$18.21		$17.73
Tier 1 leverage ratio (consolidated)	13.84%	13.90%		14.33%		15.37%
Total shareholders’ equity to total assets	13.32%	13.47%		13.86%		14.26%
TCE to total assets (3), (6)	10.61%	10.71%		11.00%		11.31%

(1)Provision for credit losses on off-balance sheet credit exposures of $36 thousand and $38 thousand, respectively, for the year-ago quarter and previous year-to-date period were recorded in Other Expense on Consolidated Statements of Income (Unaudited). See Provision (reversal) for credit losses included in the Result of Operations discussion for additional information.
(2)Ratios are presented on an annualized basis.
(3)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(4)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(5)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(6)The Company did not have any intangible asset component for the presented periods.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Interest income/expense on
Loans	$32,960	$31,229	5.5%	$21,243	55.2%	$64,189	$41,433	54.9%
Investment securities	1,136	1,102	3.1%	668	70.1%	2,238	1,144	95.6%
Other interest-earning assets	2,742	2,205	24.4%	535	412.5%	4,947	763	548.4%
Total interest-earning assets	36,838	34,536	6.7%	22,446	64.1%	71,374	43,340	64.7%
Interest-bearing deposits	15,121	11,913	26.9%	1,041	1,352.5%	27,034	1,891	1,329.6%
Borrowings	—	209	(100.0)%	54	(100.0)%	209	105	99.0%
Total interest-bearing liabilities	15,121	12,122	24.7%	1,095	1,280.9%	27,243	1,996	1,264.9%
Net interest income	$21,717	$22,414	(3.1)%	$21,351	1.7%	$44,131	$41,344	6.7%
Average balance of
Loans	$2,097,489	$2,072,415	1.2%	$1,804,368	16.2%	$2,085,021	$1,788,958	16.5%
Investment securities	142,136	142,079	—%	135,324	5.0%	142,107	129,310	9.9%
Other interest-earning assets	213,883	186,809	14.5%	195,633	9.3%	200,420	197,267	1.6%
Total interest-earning assets	$2,453,508	$2,401,303	2.2%	$2,135,325	14.9%	$2,427,548	$2,115,535	14.7%
Interest-bearing deposits	$1,527,522	$1,410,812	8.3%	$1,001,424	52.5%	$1,469,490	$1,017,629	44.4%
Borrowings	—	15,811	(100.0)%	11,132	(100.0)%	7,862	10,768	(27.0)%
Total interest-bearing liabilities	$1,527,522	$1,426,623	7.1%	$1,012,556	50.9%	$1,477,352	$1,028,397	43.7%
Total funding (1)	$2,155,649	$2,114,198	2.0%	$1,902,247	13.3%	$2,135,039	$1,893,691	12.7%
Annualized average yield/cost of
Loans	6.30%	6.11%		4.72%		6.21%	4.67%
Investment securities	3.21%	3.15%		1.98%		3.18%	1.78%
Other interest-earning assets	5.14%	4.79%		1.10%		4.98%	0.78%
Total interest-earning assets	6.02%	5.83%		4.22%		5.93%	4.13%
Interest-bearing deposits	3.97%	3.42%		0.42%		3.71%	0.37%
Borrowings	—%	5.36%		1.95%		5.36%	1.97%
Total interest-bearing liabilities	3.97%	3.45%		0.43%		3.72%	0.39%
Net interest margin	3.55%	3.79%		4.01%		3.67%	3.94%
Cost of total funding (1)	2.81%	2.33%		0.23%		2.57%	0.21%
Supplementary information
Net accretion of discount on loans	$751	$671	11.9%	$907	(17.2)%	$1,422	$1,815	(21.7)%
Net amortization of deferred loan fees	$247	$175	41.1%	$606	(59.2)%	$422	$1,771	(76.2)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increases in average yield for the current quarter and year-to-date period compared with the same periods of 2022 were primarily due to an increase in overall interest rates on loans from the rising interest rate environment, partially offset by decreases in net accretion of discount on loans and net amortization of deferred loan fees from the decreased amount of SBA PPP loan payoffs.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	6/30/2023		3/31/2023		12/31/2022		6/30/2022
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	22.6%	4.64%	23.4%	4.64%	23.2%	4.51%	24.5%	4.35%
Hybrid rate loans	39.2%	4.62%	39.0%	4.51%	39.1%	4.40%	37.0%	4.11%
Variable rate loans	38.2%	8.39%	37.6%	8.23%	37.7%	7.86%	38.5%	5.12%

Investment Securities. The increases in average yield for the current quarter and year-to-date period were primarily due to a decrease in net amortization of premiums on securities and higher yield on newly purchased investment securities.
Other Interest-Earning Assets. The increases in average yield for the current quarter and year-to-date period were primarily due to an increased interest rate on cash held at the Federal Reserve Bank account.
Interest-Bearing Deposits. The increases in average cost for the current quarter and year-to-date period were primarily due to an increase in market rates and the migration of noninterest-bearing demand deposits to interest-bearing deposits attributable to the rising market rates. To retain existing and attract new customers, the Bank offers competitive rates on deposit products in the rising interest rate environment.
Provision (Reversal) for Credit Losses
The following table presents a composition of provision (reversal) for credit losses for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Provision (reversal) for credit losses on loans	$157	$(2,417)	NM	$(109)	NM	$(2,260)	$(1,300)	73.8%
Provision (reversal) for credit losses on off-balance sheet credit exposure (1)	40	(361)	NM	36	11.1%	(321)	38	NM
Total provision (reversal) for credit losses	$197	$(2,778)	NM	$(73)	NM	$(2,581)	$(1,262)	104.5%

(1)Provision for credit losses on off-balance sheet credit exposures for previous and year-ago quarters were recorded in Other Expense on Consolidated Statements of Income (Unaudited).
On January 1, 2023, the Company adopted the provisions of ASC 326 through the application of the modified retrospective transition approach. Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 in this release. See CECL Adoption and Allowance for Credit Losses sections included in the Balance Sheet section of this release for additional information.
The reversal for credit losses for the current year-to-date period was primarily due to net recoveries and the improvement in the economic forecast.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Gain on sale of loans	$769	$1,309	(41.3)%	$2,039	(62.3)%	$2,078	$5,816	(64.3)%
Service charges and fees on deposits	369	344	7.3%	330	11.8%	713	633	12.6%
Loan servicing income	868	860	0.9%	755	15.0%	1,728	1,455	18.8%
Bank-owned life insurance income	184	180	2.2%	175	5.1%	364	347	4.9%
Other income	467	328	42.4%	349	33.8%	795	683	16.4%
Total noninterest income	$2,657	$3,021	(12.0)%	$3,648	(27.2)%	$5,678	$8,934	(36.4)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Gain on sale of SBA loans
Sold loan balance	$16,762	$27,133	(38.2)%	$38,442	(56.4)%	$43,895	$78,125	(43.8)%
Premium received	1,209	2,041	(40.8)%	2,600	(53.5)%	3,250	6,806	(52.2)%
Gain recognized	769	1,309	(41.3)%	2,039	(62.3)%	2,078	5,816	(64.3)%

Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Loan servicing income
Servicing income received	$1,317	$1,284	2.6%	$1,287	2.3%	$2,601	$2,517	3.3%
Servicing assets amortization	(449)	(424)	5.9%	(532)	(15.6)%	(873)	(1,062)	(17.8)%
Loan servicing income	$868	$860	0.9%	$755	15.0%	$1,728	$1,455	18.8%
Underlying loans at end of period	$539,160	$540,502	(0.2)%	$537,990	0.2%	$539,160	$537,990	0.2%

The Company services SBA loans and certain residential property loans sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Salaries and employee benefits	$8,675	$8,928	(2.8)%	$8,125	6.8%	$17,603	$16,720	5.3%
Occupancy and equipment	1,919	1,896	1.2%	1,537	24.9%	3,815	2,934	30.0%
Professional fees	772	732	5.5%	642	20.2%	1,504	1,045	43.9%
Marketing and business promotion	203	372	(45.4)%	310	(34.5)%	575	517	11.2%
Data processing	380	412	(7.8)%	441	(13.8)%	792	845	(6.3)%
Director fees and expenses	217	180	20.6%	182	19.2%	397	351	13.1%
Regulatory assessments	382	155	146.5%	147	159.9%	537	288	86.5%
Other expense	1,079	1,079	—%	861	25.3%	2,158	1,616	33.5%
Total noninterest expense	$13,627	$13,754	(0.9)%	$12,245	11.3%	$27,381	$24,316	12.6%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to decreases in vacation accrual and other employee benefit expenses, partially offset by increases in salaries and bonus accrual. The increases for the current quarter and year-to-date period compared with the same periods of 2022 were primarily due to increases in salaries and other employee benefit expense, partially offset by decreases in bonus and vacation accruals, and incentives tied to sales of SBA loans originated at loan production offices. The number of full-time equivalent employees was 272, 276 and 271 as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
Occupancy and Equipment. The increases for the current quarter and year-to-date period compared with the same periods of 2022 were primarily due to new branch openings during the second half of 2022. The Company opened 3 new full-service branches in Dallas and Carrollton, Texas and Palisades Park, New Jersey.
Professional Fees. The increases for the current quarter and year-to-date period were primarily due to increases in internal audit and consulting fees.
Marketing and Business Promotion. The decreases for the current quarter compared with the previous and year-ago quarters were primarily due to the decreased marketing activities and advertisements.
Regulatory Assessments. The increases in the current quarter and year-to-date period were due to an increase in FDIC assessment rates and an adjustment of $113 thousand made for the previous quarter. The FDIC increased the initial base deposit insurance assessment rate schedules by two basis points beginning in the first quarterly assessment period of 2023.
Other Expense. The increases for the current quarter and year-to-date period compared with the same periods of 2022 were primarily due to increases in office expenses, other loan related expenses and armed guard expenses attributable to the branch network expansion. Provision for credit losses on off-balance credit exposures of $36 thousand and $38 thousand was included in other expense for the year-ago quarter and previous year-to-date period, respectively, while the current quarter and year-to-date period provision was included in provision (reversal) for credit losses.

Balance Sheet (Unaudited)
Total assets were $2.56 billion at June 30, 2023, an increase of $55.8 million, or 2.2%, from $2.50 billion at March 31, 2023, an increase of $136.3 million, or 5.6%, from $2.42 billion at December 31, 2022, and an increase of $211.8 million, or 9.0%, from $2.34 billion at June 30, 2022. The increases for the current quarter and year-to-date period were primarily due to increases in cash and cash equivalents and loans held-for-investment, partially offset by a decrease in loans held-for-sale.
CECL Adoption
On January 1, 2023, the Company adopted the provisions of ASC 326 through the application of the modified retrospective transition approach. The initial adjustment to the ACL reflects the expected lifetime credit losses associated with the composition of financial assets within in the scope of ASC 326 as of January 1, 2023, as well as management’s current expectation of future economic conditions. The Company recorded a net decrease of $1.9 million to the beginning balance of retained earnings as of January 1, 2023 for the cumulative effect adjustment, reflecting an initial adjustment to the ACL on loans of $1.1 million and the ACL on off-balance sheet credit exposures of $1.6 million, net of related deferred tax assets arising from temporary differences of $788 thousand. As a part of the adoption of ASC 326, the Company reviewed and revised certain loan segments for the Company’s ACL model. See Loan Segments Revision section of this release for a reconciliation of revised loan segments to legacy loan segments, which were utilized before the adoption of ASC 326.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	6/30/2023	3/31/2023	% Change	12/31/2022	% Change	6/30/2022	% Change
Commercial real estate:
Commercial property	$793,946	$780,282	1.8%	$772,020	2.8%	$692,817	14.6%
Business property	533,592	521,965	2.2%	526,513	1.3%	524,406	1.8%
Multifamily	124,029	127,012	(2.3)%	124,751	(0.6)%	118,339	4.8%
Construction	16,942	15,930	6.4%	17,054	(0.7)%	12,595	34.5%
Total commercial real estate	1,468,509	1,445,189	1.6%	1,440,338	2.0%	1,348,157	8.9%
Commercial and industrial	272,278	267,674	1.7%	249,250	9.2%	204,369	33.2%
Consumer:
Residential mortgage	359,655	356,967	0.8%	333,726	7.8%	258,259	39.3%
Other consumer	21,985	22,612	(2.8)%	22,749	(3.4)%	22,225	(1.1)%
Total consumer	381,640	379,579	0.5%	356,475	7.1%	280,484	36.1%
Loans held-for-investment	2,122,427	2,092,442	1.4%	2,046,063	3.7%	1,833,010	15.8%
Loans held-for-sale	13,065	14,352	(9.0)%	22,811	(42.7)%	9,627	35.7%
Total loans	$2,135,492	$2,106,794	1.4%	$2,068,874	3.2%	$1,842,637	15.9%

The increase in loans held-for-investment for the current quarter was primarily due to new funding and advances on lines of credit of $252.8 million, partially offset by pay-downs and pay-offs of $222.8 million. The increase for the current year-to-date period was primarily due to new funding and advances on lines of credit of $457.7 million and purchases of residential mortgage loans of $15.7 million, partially offset by pay-downs and pay-offs of $397.1 million.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $16.8 million, partially offset by new funding of $15.6 million. The decrease for the current year-to-date was primarily due to sales of $43.9 million and pay-downs and pay-offs of $4.1 million, partially offset by new funding of $38.3 million.
The following table presents a composition of off-balance sheet credit exposure as of the dates indicated:

($ in thousands)	6/30/2023	3/31/2023	% Change	12/31/2022	% Change	6/30/2022	% Change
Commercial property	$11,118	$6,811	63.2%	$7,006	58.7%	$8,587	29.5%
Business property	9,487	12,307	(22.9)%	8,396	13.0%	10,603	(10.5)%
Multifamily	4,500	4,500	—%	4,500	—%	5,500	(18.2)%
Construction	30,865	16,563	86.3%	18,211	69.5%	12,080	155.5%
Commercial and industrial	279,584	279,543	—%	254,668	9.8%	221,580	26.2%
Other consumer	445	399	11.5%	692	(35.7)%	1,086	(59.0)%
Total commitments to extend credit	335,999	320,123	5.0%	293,473	14.5%	259,436	29.5%
Letters of credit	6,027	5,400	11.6%	5,392	11.8%	4,984	20.9%
Total off-balance sheet credit exposure	$342,026	$325,523	5.1%	$298,865	14.4%	$264,420	29.3%

Credit Quality
The following table presents a summary of non-performing loans and assets, and classified assets as of the dates indicated:

($ in thousands)	6/30/2023	3/31/2023	% Change	12/31/2022	% Change	6/30/2022	% Change
Nonaccrual loans
Commercial real estate:
Commercial property	$699	$—	—%	$—	—%	$—	—%
Business property	3,007	2,904	3.5%	2,985	0.7%	564	433.2%
Total commercial real estate	3,706	2,904	27.6%	2,985	24.2%	564	557.1%
Commercial and industrial	88	11	700.0%	—	—%	185	(52.4)%
Consumer:
Residential mortgage	—	—	—%	372	(100.0)%	450	(100.0)%
Other consumer	51	45	13.3%	3	1,600.0%	24	112.5%
Total consumer	51	45	13.3%	375	(86.4)%	474	(89.2)%
Total nonaccrual loans held-for-investment	3,845	2,960	29.9%	3,360	14.4%	1,223	214.4%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%	—	—%
Non-performing loans (“NPLs”) held-for-investment	3,845	2,960	29.9%	3,360	14.4%	1,223	214.4%
NPLs held-for-sale	—	—	—%	4,000	(100.0)%	—	—%
Total NPLs	3,845	2,960	29.9%	7,360	(47.8)%	1,223	214.4%
Other real estate owned (“OREO”)	—	—	—%	—	—%	808	(100.0)%
Non-performing assets (“NPAs”)	$3,845	$2,960	29.9%	$7,360	(47.8)%	$2,031	89.3%
Loans past due and still accruing
Past due 30 to 59 days	$428	$779	(45.1)%	$47	810.6%	$682	(37.2)%
Past due 60 to 89 days	—	13	(100.0)%	87	(100.0)%	—	—%
Past due 90 days or more	—	—	—%	—	—%	—	—%
Total loans past due and still accruing	$428	$792	(46.0)%	134	219.4%	$682	(37.2)%
Special mention loans	$5,406	$5,527	(2.2)%	$6,857	(21.2)%	$6,313	(14.4)%
Classified assets
Classified loans held-for-investment	$6,901	$6,060	13.9%	$6,211	11.1%	$3,980	73.4%
Classified loans held-for-sale	—	—	—%	4,000	(100.0)%	—	—%
OREO	—	—	—%	—	—%	808	(100.0)%
Classified assets	$6,901	$6,060	13.9%	$10,211	(32.4)%	$4,788	44.1%
NPLs held-for-investment to loans held-for-investment	0.18%	0.14%		0.16%		0.07%
NPAs to total assets	0.15%	0.12%		0.30%		0.09%
Classified assets to total assets	0.27%	0.24%		0.42%		0.20%

During the previous quarter, NPLs held-for-sale of $4.0 million were paid-off.

Allowance for Credit Losses
The following table presents activities in ACL for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
ACL on loans
Balance at beginning of period	$24,694	$24,942	(1.0)%	$21,198	16.5%	$24,942	$22,381	11.4%
Impact of ASC 326 adoption	—	1,067	NM	—	NM	1,067	—	NM
Charge-offs	(7)	—	—%	(47)	(85.1)%	(7)	(59)	(88.1)%
Recoveries	23	1,102	(97.9)%	29	(20.7)%	1,125	49	2,195.9%
Provision (reversal) for credit losses on loans	157	(2,417)	NM	(109)	NM	(2,260)	(1,300)	73.8%
Balance at end of period	$24,867	$24,694	0.7%	$21,071	18.0%	$24,867	$21,071	18.0%
Percentage to loans held-for-investment at end of period	1.17%	1.18%		1.15%			1.15%
ACL on off-balance sheet credit exposure (1)
Balance at beginning of period	$1,545	$299	416.7%	$216	615.3%	$299	$214	39.7%
Impact of ASC 326 adoption	—	1,607	NM	—	NM	1,607	—	NM
Provision (reversal) for credit losses on off-balance sheet credit exposure	40	(361)	NM	36	11.1%	(321)	38	NM
Balance at end of period	$1,585	$1,545	2.6%	$252	529.0%	$1,585	$252	529.0%

(1)ACL on off-balance sheet credit exposures was recorded in Accrued Interest Payable and Other Liabilities on Consolidated Balance Sheets (Unaudited).
Investment Securities
Total investment securities were $138.7 million at June 30, 2023, a decrease of $6.0 million, or 4.1%, from $144.7 million at March 31, 2023, a decrease of $3.2 million, or 2.2%, from $141.9 million at December 31, 2022, and a decrease of $394 thousand, or 0.3%, from $139.1 million at June 30, 2022. The decrease for the current quarter was primarily due to principal pay-downs and calls of $4.6 million, a fair value decrease of $2.3 million and net premium amortization of $59 thousand, partially offset by purchases of $1.0 million. The decrease for the current year-to-date period was primarily due to principal pay-downs and calls of $8.7 million, a fair value decrease of $312 thousand and net premium amortization of $116 thousand, partially offset by purchases of $5.9 million.

Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	6/30/2023		3/31/2023		12/31/2022		6/30/2022
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$635,329	29.0%	$653,970	30.5%	$734,989	35.9%	$988,454	49.5%
Interest-bearing deposits
Savings	7,504	0.3%	7,584	0.4%	8,579	0.4%	14,686	0.7%
NOW	16,993	0.8%	15,696	0.7%	11,405	0.6%	18,881	0.9%
Retail money market accounts	464,655	21.1%	436,906	20.3%	494,749	24.1%	458,605	22.9%
Brokered money market accounts	1	0.1%	1	0.1%	8	0.1%	1	0.1%
Retail time deposits of
$250,000 or less	392,012	17.9%	356,049	16.6%	295,354	14.4%	235,956	11.8%
More than $250,000	451,590	20.7%	454,464	21.3%	353,876	17.3%	186,024	9.3%
State and brokered time deposits	220,148	10.1%	217,019	10.1%	147,023	7.2%	95,000	4.8%
Total interest-bearing deposits	1,552,903	71.0%	1,487,719	69.5%	1,310,994	64.1%	1,009,153	50.5%
Total deposits	$2,188,232	100.0%	$2,141,689	100.0%	$2,045,983	100.0%	$1,997,607	100.0%

Estimated total deposits not covered by deposit insurance	$1,034,148	47.3%	$1,019,689	47.6%	$1,062,111	51.9%	$1,199,502	60.0%

The decrease in noninterest-bearing demand deposits was primarily due to strong deposit market competition and the migration of noninterest-bearing demand deposits to money market accounts and time deposits attributable to the rising market rates. To retain existing and attract new customers, the Bank offers competitive rates on deposit products in the rising interest rate environment.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $107.9 million, renewals of the matured accounts of $88.8 million and balance increases of $4.9 million, partially offset by matured and closed accounts of $168.5 million. The increase for the current year-to-date period was primarily due to new accounts of $408.2 million, renewals of the matured accounts of $206.2 million and balance increases of $11.9 million, partially offset by matured and closed accounts of $431.9 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of June 30, 2023:

($ in thousands)	6/30/2023	12/31/2022	% Change
Cash and cash equivalents	$222,146	$147,031	51.1%
Cash and cash equivalents to total assets	8.7%	6.1%

Available borrowing capacity
FHLB advances	$625,115	$561,745	11.3%
Federal Reserve Discount Window	30,285	23,902	26.7%
Overnight federal funds lines	65,000	65,000	—%
Total	$720,400	$650,647	10.7%
Total available borrowing capacity to total assets	28.2%	26.9%

During the current year-to-date period, the Company increased cash and cash equivalents by $75.1 million, or 51.1%, to $222.1 million and available borrowing capacity by $69.8 million, or 10.7%, to $720.4 million. As of June 30, 2023, the Company's cash and cash equivalents and available borrowing capacity cover approximately 91.1% of deposits not covered by deposit insurance compared to 75.1% at December 31, 2022.

Shareholders’ Equity
Shareholders’ equity was $340.4 million at June 30, 2023, an increase of $3.6 million, or 1.1%, from $336.8 million at March 31, 2023, an increase of $5.0 million, or 1.5%, from $335.4 million at December 31, 2022, and an increase of $6.0 million, or 1.8%, from $334.4 million at June 30, 2022. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $2.6 million and an increase in other comprehensive loss of $1.6 million. The increase for the current year-to-date period was primarily due to net income, partially offset by cash dividend declared on common stock of $4.8 million, repurchase of 385,381 shares of common stock at a weighted-average price of $17.76, totaling $6.8 million, and cumulative effect adjustment upon adoption of ASC 326 of $1.9 million.
Stock Repurchase
On July 28, 2022, the Company’s Board of Directors approved a repurchase program authorizing for the repurchase of up to 5% of the Company’s outstanding common stock, which represented 747,938 shares, through February 1, 2023. On January 26, 2023, the Company announced the amendment to the repurchase program, which extended the program expiration from February 1, 2023 to February 1, 2024. The Company completed the repurchase program during the previous quarter. Under this repurchase program, the Company repurchased and retired 747,938 shares of common stock at a weighted-average price of $18.15 per share, totaling $13.6 million.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the Emergency Capital Investment Program (“ECIP”). ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10.
Capital Ratios
Based on the Federal Reserve’s Small Bank Holding Company policy, the Company is not currently subject to consolidated minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will be subject to consolidated capital requirements independent of the Bank. For comparison purposes, the Company’s capital ratios are included in following table, which presents capital ratios for the Company and the Bank as of the dates indicated:

	6/30/2023	3/31/2023	12/31/2022	6/30/2022	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	13.12%	13.09%	13.29%	14.44%	N/A
Total capital (to risk-weighted assets)	17.57%	17.61%	17.83%	19.25%	N/A
Tier 1 capital (to risk-weighted assets)	16.34%	16.37%	16.62%	18.11%	N/A
Tier 1 capital (to average assets)	13.84%	13.90%	14.33%	15.37%	N/A
PCB Bank
Common tier 1 capital (to risk-weighted assets)	16.00%	16.03%	16.30%	17.79%	6.5%
Total capital (to risk-weighted assets)	17.23%	17.27%	17.52%	18.92%	10.0%
Tier 1 capital (to risk-weighted assets)	16.00%	16.03%	16.30%	17.79%	8.0%
Tier 1 capital (to average assets)	13.55%	13.62%	14.05%	15.09%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect the Company’s financial performance and stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; the Company's ability to attract and retain skilled employees, customers' service expectations; cyber security risks; the Company's ability to successfully deploy new technology; acquisitions and branch and loan production office expansions; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; costs related to litigation; changes in laws, rules, regulations, or interpretations to which the Company is subject; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business. These and other important factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings the Company makes with the SEC, which are available at the SEC’s Internet site (http://www.sec.gov) or from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	6/30/2023	3/31/2023	% Change	12/31/2022	% Change	6/30/2022	% Change
Assets
Cash and due from banks	$22,159	$25,801	(14.1)%	$23,202	(4.5)%	$23,125	(4.2)%
Interest-bearing deposits in other financial institutions	199,987	164,718	21.4%	123,829	61.5%	276,785	(27.7)%
Total cash and cash equivalents	222,146	190,519	16.6%	147,031	51.1%	299,910	(25.9)%
Securities available-for-sale, at fair value	138,673	144,665	(4.1)%	141,863	(2.2)%	139,067	(0.3)%
Loans held-for-sale	13,065	14,352	(9.0)%	22,811	(42.7)%	9,627	35.7%
Loans held-for-investment	2,122,427	2,092,442	1.4%	2,046,063	3.7%	1,833,010	15.8%
Allowance for credit losses on loans	(24,867)	(24,694)	0.7%	(24,942)	(0.3)%	(21,071)	18.0%
Net loans held-for-investment	2,097,560	2,067,748	1.4%	2,021,121	3.8%	1,811,939	15.8%
Premises and equipment, net	6,394	6,473	(1.2)%	6,916	(7.5)%	3,633	76.0%
Federal Home Loan Bank and other bank stock	12,716	10,183	24.9%	10,183	24.9%	10,183	24.9%
Other real estate owned, net	—	—	—%	—	—%	808	(100.0)%
Bank-owned life insurance	30,428	30,244	0.6%	30,064	1.2%	29,705	2.4%
Deferred tax assets, net	4,342	3,753	15.7%	3,115	39.4%	11,869	(63.4)%
Servicing assets	7,142	7,345	(2.8)%	7,347	(2.8)%	7,716	(7.4)%
Operating lease assets	5,182	5,854	(11.5)%	6,358	(18.5)%	6,512	(20.4)%
Accrued interest receivable	8,040	7,998	0.5%	7,472	7.6%	5,212	54.3%
Other assets	10,657	11,390	(6.4)%	15,755	(32.4)%	8,379	27.2%
Total assets	$2,556,345	$2,500,524	2.2%	$2,420,036	5.6%	$2,344,560	9.0%
Liabilities
Deposits
Noninterest-bearing demand	$635,329	$653,970	(2.9)%	$734,989	(13.6)%	$988,454	(35.7)%
Savings, NOW and money market accounts	489,153	460,187	6.3%	514,741	(5.0)%	492,173	(0.6)%
Time deposits of $250,000 or less	552,160	513,068	7.6%	382,377	44.4%	270,956	103.8%
Time deposits of more than $250,000	511,590	514,464	(0.6)%	413,876	23.6%	246,024	107.9%
Total deposits	2,188,232	2,141,689	2.2%	2,045,983	7.0%	1,997,607	9.5%
Federal Home Loan Bank advances	—	—	—%	20,000	(100.0)%	—	—%
Operating lease liabilities	5,495	6,238	(11.9)%	6,809	(19.3)%	7,067	(22.2)%
Accrued interest payable and other liabilities	22,207	15,767	40.8%	11,802	88.2%	5,511	303.0%
Total liabilities	2,215,934	2,163,694	2.4%	2,084,594	6.3%	2,010,185	10.2%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	69,141	—%	69,141	—%	69,141	—%
Common stock	143,686	143,356	0.2%	149,631	(4.0)%	155,842	(7.8)%
Retained earnings	138,315	133,415	3.7%	127,181	8.8%	115,992	19.2%
Accumulated other comprehensive loss, net	(10,731)	(9,082)	18.2%	(10,511)	2.1%	(6,600)	62.6%
Total shareholders’ equity	340,411	336,830	1.1%	335,442	1.5%	334,375	1.8%
Total liabilities and shareholders’ equity	$2,556,345	$2,500,524	2.2%	$2,420,036	5.6%	$2,344,560	9.0%

Outstanding common shares	14,318,890	14,297,870		14,625,474		14,956,760
Book value per common share (1)	$23.77	$23.56		$22.94		$22.36
TCE per common share (2)	$18.94	$18.72		$18.21		$17.73
Total loan to total deposit ratio	97.59%	98.37%		101.12%		92.24%
Noninterest-bearing deposits to total deposits	29.03%	30.54%		35.92%		49.48%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Six Months Ended
	6/30/2023	3/31/2023	% Change	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Interest and dividend income
Loans, including fees	$32,960	$31,229	5.5%	$21,243	55.2%	$64,189	$41,433	54.9%
Investment securities	1,136	1,102	3.1%	668	70.1%	2,238	1,144	95.6%
Other interest-earning assets	2,742	2,205	24.4%	535	412.5%	4,947	763	548.4%
Total interest income	36,838	34,536	6.7%	22,446	64.1%	71,374	43,340	64.7%
Interest expense
Deposits	15,121	11,913	26.9%	1,041	1,352.5%	27,034	1,891	1,329.6%
Other borrowings	—	209	(100.0)%	54	(100.0)%	209	105	99.0%
Total interest expense	15,121	12,122	24.7%	1,095	1,280.9%	27,243	1,996	1,264.9%
Net interest income	21,717	22,414	(3.1)%	21,351	1.7%	44,131	41,344	6.7%
Provision (reversal) for credit losses	197	(2,778)	NM	(109)	NM	(2,581)	(1,300)	98.5%
Net interest income after provision (reversal) for credit losses	21,520	25,192	(14.6)%	21,460	0.3%	46,712	42,644	9.5%
Noninterest income
Gain on sale of loans	769	1,309	(41.3)%	2,039	(62.3)%	2,078	5,816	(64.3)%
Service charges and fees on deposits	369	344	7.3%	330	11.8%	713	633	12.6%
Loan servicing income	868	860	0.9%	755	15.0%	1,728	1,455	18.8%
Bank-owned life insurance income	184	180	2.2%	175	5.1%	364	347	4.9%
Other income	467	328	42.4%	349	33.8%	795	683	16.4%
Total noninterest income	2,657	3,021	(12.0)%	3,648	(27.2)%	5,678	8,934	(36.4)%
Noninterest expense
Salaries and employee benefits	8,675	8,928	(2.8)%	8,125	6.8%	17,603	16,720	5.3%
Occupancy and equipment	1,919	1,896	1.2%	1,537	24.9%	3,815	2,934	30.0%
Professional fees	772	732	5.5%	642	20.2%	1,504	1,045	43.9%
Marketing and business promotion	203	372	(45.4)%	310	(34.5)%	575	517	11.2%
Data processing	380	412	(7.8)%	441	(13.8)%	792	845	(6.3)%
Director fees and expenses	217	180	20.6%	182	19.2%	397	351	13.1%
Regulatory assessments	382	155	146.5%	147	159.9%	537	288	86.5%
Other expense	1,079	1,079	—%	861	25.3%	2,158	1,616	33.5%
Total noninterest expense	13,627	13,754	(0.9)%	12,245	11.3%	27,381	24,316	12.6%
Income before income taxes	10,550	14,459	(27.0)%	12,863	(18.0)%	25,009	27,262	(8.3)%
Income tax expense	3,073	4,162	(26.2)%	3,771	(18.5)%	7,235	7,930	(8.8)%
Net income	$7,477	$10,297	(27.4)%	$9,092	(17.8)%	$17,774	$19,332	(8.1)%

Earnings per common share
Basic	$0.52	$0.71		$0.61		$1.24	$1.29
Diluted	$0.52	$0.70		$0.60		$1.22	$1.27
Average common shares
Basic	14,271,200	14,419,155		14,883,768		14,344,769	14,865,990
Diluted	14,356,776	14,574,929		15,122,452		14,468,981	15,138,493

Dividend paid per common share	$0.18	$0.15		$0.15		$0.33	$0.30
Return on average assets (1)	1.19%	1.69%		1.65%		1.44%	1.78%
Return on average shareholders’ equity (1)	8.82%	12.46%		12.48%		10.62%	14.13%
Return on average TCE (1), (2)	11.08%	15.70%		13.85%		13.35%	14.92%
Efficiency ratio (3)	55.91%	54.08%		48.98%		54.97%	48.36%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	6/30/2023			3/31/2023			6/30/2022
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$2,097,489	$32,960	6.30%	$2,072,415	$31,229	6.11%	$1,804,368	$21,243	4.72%
Mortgage-backed securities	98,971	713	2.89%	97,578	683	2.84%	88,032	416	1.90%
Collateralized mortgage obligation	26,228	262	4.01%	26,743	256	3.88%	25,929	125	1.93%
SBA loan pool securities	8,364	81	3.88%	9,027	82	3.68%	11,164	43	1.54%
Municipal bonds (2)	4,234	33	3.13%	4,221	34	3.27%	5,347	37	2.78%
Corporate bonds	4,339	47	4.34%	4,510	47	4.23%	4,852	47	3.89%
Other interest-earning assets	213,883	2,742	5.14%	186,809	2,205	4.79%	195,633	535	1.10%
Total interest-earning assets	2,453,508	36,838	6.02%	2,401,303	34,536	5.83%	2,135,325	22,446	4.22%
Noninterest-earning assets
Cash and due from banks	20,754			21,155			20,801
ACL on loans	(24,710)			(26,757)			(21,204)
Other assets	71,200			75,175			73,137
Total noninterest-earning assets	67,244			69,573			72,734
Total assets	$2,520,752			$2,470,876			$2,208,059
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$465,564	3,929	3.38%	$485,962	3,445	2.87%	$464,829	430	0.37%
Savings	7,767	5	0.26%	8,099	5	0.25%	14,989	2	0.05%
Time deposits	1,054,191	11,187	4.26%	916,751	8,463	3.74%	521,606	609	0.47%
Total interest-bearing deposits	1,527,522	15,121	3.97%	1,410,812	11,913	3.42%	1,001,424	1,041	0.42%
Other borrowings	—	—	0.00%	15,811	209	5.36%	11,132	54	1.95%
Total interest-bearing liabilities	1,527,522	15,121	3.97%	1,426,623	12,122	3.45%	1,012,556	1,095	0.43%
Noninterest-bearing liabilities
Noninterest-bearing demand	628,127			687,575			889,691
Other liabilities	25,234			21,509			13,677
Total noninterest-bearing liabilities	653,361			709,084			903,368
Total liabilities	2,180,883			2,135,707			1,915,924
Total shareholders’ equity	339,869			335,169			292,135
Total liabilities and shareholders’ equity	$2,520,752			$2,470,876			$2,208,059
Net interest income		$21,717			$22,414			$21,351
Net interest spread (3)			2.05%			2.38%			3.79%
Net interest margin (4)			3.55%			3.79%			4.01%
Total deposits	$2,155,649	$15,121	2.81%	$2,098,387	$11,913	2.30%	$1,891,115	$1,041	0.22%
Total funding (5)	$2,155,649	$15,121	2.81%	$2,114,198	$12,122	2.33%	$1,902,247	$1,095	0.23%

(1)Total loans include both loans held-for-sale and loans held-for-investment.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Six Months Ended
	6/30/2023			6/30/2022
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$2,085,021	$64,189	6.21%	$1,788,958	$41,433	4.67%
Mortgage-backed securities	98,278	1,396	2.86%	86,138	723	1.69%
Collateralized mortgage obligation	26,484	518	3.94%	22,106	173	1.58%
SBA loan pool securities	8,693	163	3.78%	10,633	81	1.54%
Municipal bonds (2)	4,228	67	3.20%	5,489	73	2.68%
Corporate bonds	4,424	94	4.28%	4,944	94	3.83%
Other interest-earning assets	200,420	4,947	4.98%	197,267	763	0.78%
Total interest-earning assets	2,427,548	71,374	5.93%	2,115,535	43,340	4.13%
Noninterest-earning assets
Cash and due from banks	20,953			20,594
ACL on loans	(25,727)			(21,787)
Other assets	73,177			70,384
Total noninterest-earning assets	68,403			69,191
Total assets	$2,495,951			$2,184,726
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$475,707	7,374	3.13%	$448,496	743	0.33%
Savings	7,932	10	0.25%	15,315	4	0.05%
Time deposits	985,851	19,650	4.02%	553,818	1,144	0.42%
Total interest-bearing deposits	1,469,490	27,034	3.71%	1,017,629	1,891	0.37%
Other borrowings	7,862	209	5.36%	10,768	105	1.97%
Total interest-bearing liabilities	1,477,352	27,243	3.72%	1,028,397	1,996	0.39%
Noninterest-bearing liabilities
Noninterest-bearing demand	657,687			865,294
Other liabilities	23,382			15,194
Total noninterest-bearing liabilities	681,069			880,488
Total liabilities	2,158,421			1,908,885
Total shareholders’ equity	337,530			275,841
Total liabilities and shareholders’ equity	$2,495,951			$2,184,726
Net interest income		$44,131			$41,344
Net interest spread (3)			2.21%			3.74%
Net interest margin (4)			3.67%			3.94%
Total deposits	$2,127,177	$27,034	2.56%	$1,882,923	$1,891	0.20%
Total funding (5)	$2,135,039	$27,243	2.57%	$1,893,691	$1,996	0.21%

(1)Total loans include both loans held-for-sale and loans held-for-investment.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Loan Segments Revision (Unaudited)
($ in thousands)
As a part of the adoption of ASC 326, the Company reviewed and revised certain loan segments for the Company’s ACL model. Before the adoption of ASC 326, commercial property and SBA property loans were separately presented and represented 63.0% and 6.6% of loans held-for-investment at December 31, 2022, respectively. The Company re-divided these loan segments into commercial property (non-owner occupied), business property (owner occupied) and multifamily loans as these new loan segments are determined to share similar characteristics under the Company’s ACL model. In addition, four loan segments before the adoption of ASC 326 (commercial term loans, commercial lines of credit, SBA term loans and SBA PPP loans), which represented 12.2% of loans held-for-investment at December 31, 2022, are combined into a single loan segment, commercial and industrial loans, as these loans are determined to share similar risk characteristics under the Company’s ACL model. In this release, loan segments on loan related disclosures for prior period comparisons are revised accordingly in order to be comparable to the Company’s new loan segments.
The following table presents a reconciliation of revised loan segments to legacy loan segments, which were utilized before the adoption of ASC 326:

($ in thousands)	6/30/2023	3/31/2023	12/31/2022	6/30/2022
Revision for commercial real estate loans
Revised loan segments:
Commercial property	$793,946	$780,282	$772,020	$692,817
Business property	533,592	521,965	526,513	524,406
Multifamily	124,029	127,012	124,751	118,339
Total	$1,451,567	$1,429,259	$1,423,284	$1,335,562
Legacy loan segments:
Commercial property	$1,320,110	$1,300,719	$1,288,392	$1,204,142
SBA property	131,457	128,540	134,892	131,420
Total	$1,451,567	$1,429,259	$1,423,284	$1,335,562

Revision for commercial and industrial loans
Revised loan segments:
Commercial and industrial	$272,278	$267,674	$249,250	$204,369
Legacy loan segments:
Commercial term	$90,213	$91,740	$77,700	$73,885
Commercial lines of credit	165,162	159,268	154,142	111,916
SBA commercial term	15,900	15,566	16,211	16,985
SBA PPP	1,003	1,100	1,197	1,583
Total	$272,278	$267,674	$249,250	$204,369

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)
Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from shareholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. These non-GAAP measures should not be viewed as substitutes for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended			Six Months Ended
		6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Average total shareholders' equity	(a)	$339,869	$335,169	$292,135	$337,530	$275,841
Less: average preferred stock	(b)	69,141	69,141	28,872.00	69,141	14,516
Average TCE	(c)=(a)-(b)	$270,728	$266,028	$263,263	$268,389	$261,325
Net income	(d)	$7,477	$10,297	$9,092	$17,774	$19,332
Return on average shareholder's equity (1)	(d)/(a)	8.82%	12.46%	12.48%	10.62%	14.13%
Return on average TCE (1)	(d)/(c)	11.08%	15.70%	13.85%	13.35%	14.92%

(1) Annualized.

($ in thousands, except per share data)		6/30/2023	3/31/2023	12/31/2022	6/30/2022
Total shareholders' equity	(a)	$340,411	$336,830	$335,442	$334,375
Less: preferred stock	(b)	69,141	69,141	69,141	69,141
TCE	(c)=(a)-(b)	$271,270	$267,689	$266,301	$265,234
Outstanding common shares	(d)	14,318,890	14,297,870	14,625,474	14,956,760
Book value per common share	(a)/(d)	$23.77	$23.56	$22.94	$22.36
TCE per common share	(c)/(d)	$18.94	$18.72	$18.21	$17.73
Total assets	(e)	$2,556,345	$2,500,524	$2,420,036	$2,344,560
Total shareholders' equity to total assets	(a)/(e)	13.32%	13.47%	13.86%	14.26%
TCE to total assets	(c)/(e)	10.61%	10.71%	11.00%	11.31%